   EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 1, 2012

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2012 RESULTS

	Third Quarter			Nine Months
	2012	2011	%	2012	2011	%
Earnings Excluding Special Items [1]
$ Millions	9,570	10,330	-7	34,930	31,660	10
$ Per Common Share
Assuming Dilution	2.09	2.13	-2	7.50	6.45	16

Special Items
$ Millions	0	0		0	0

Earnings
$ Millions	9,570	10,330	-7	34,930	31,660	10
$ Per Common Share
Assuming Dilution	2.09	2.13	-2	7.50	6.45	16

Capital and Exploration
Expenditures - $ Millions	9,183	8,620	7	27,356	26,747	2

[1] See page 8 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“Third quarter results reflect our ongoing commitment to help deliver the energy needed to underpin economic recovery and growth while maintaining our strong focus on safety and environmental performance.

Third quarter 2012 earnings were $9.6 billion, down 7% from the third quarter of 2011. Earnings for the first nine months of 2012 were $34.9 billion, up 10% compared to the first nine months of 2011.

Capital and exploration expenditures were $9.2 billion in the third quarter and a record $27.4 billion for the first nine months of 2012 as we continue pursuing opportunities to find and produce new supplies of oil and natural gas to meet global demand for energy.

The Corporation distributed $7.6 billion to shareholders in the third quarter through dividends and share purchases to reduce shares outstanding.”

THIRD QUARTER HIGHLIGHTS

•

Earnings of $9,570 million decreased $760 million or 7% from the third quarter of 2011.

•

Earnings per share (assuming dilution) were $2.09, a decrease of 2% from the third quarter of 2011.

•

Capital and exploration expenditures were $9.2 billion, up 7% from the third quarter of 2011.

•

Oil-equivalent production decreased 7.5% from the third quarter of 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production decreased 2.9%.

•

Cash flow from operations and asset sales was $14.0 billion, including proceeds associated with asset sales of $0.6 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.57 increased 21% compared to the third quarter of 2011.

•

As announced, on September 19, 2012, ExxonMobil and its subsidiary, XTO Energy Inc., signed an exchange agreement with Denbury Onshore, LLC, a subsidiary of Denbury Resources Inc., to acquire 100 percent of Denbury’s Bakken shale assets, which consist of approximately 196,000 net acres in North Dakota and Montana, with expected production to be more than 15,000 net oil-equivalent barrels per day when the deal closes.

•

As announced, on October 16, 2012, ExxonMobil Canada Ltd. entered into an agreement with Celtic Exploration Ltd. (“Celtic”) under which an ExxonMobil Canada affiliate will acquire Celtic.  Under the terms of the agreement, ExxonMobil Canada will acquire 545,000 net acres in the liquids-rich Montney shale, 104,000 net acres in the Duvernay shale and additional acreage in other areas of Alberta.  Current production of the acreage to be acquired is 72 million cubic feet per day of natural gas and 4,000 barrels per day of crude, condensate and natural gas liquids.

•

The Sakhalin-1 Consortium, operated by Exxon Neftegas Limited (ENL), recently drilled the world’s longest extended-reach well at the Chayvo field, offshore Russian Far East. Using ExxonMobil’s fast-drill technology, the Z-44 well reached a measured depth of 12,376 meters (40,604 feet), more than 27 times the height of the Empire State Building.

•

ExxonMobil is investing more than $200 million to expand its Baton Rouge, Louisiana chemical and lubricants plants to increase capacity for synthetic lubricant base stocks manufacturing and lubricants blending, packaging and storage.

Third Quarter 2012 vs. Third Quarter 2011

Upstream earnings were $5,973 million in the third quarter of 2012, down $2,421 million from the third quarter of 2011.  Production volume and mix effects reduced earnings by $700 million. Lower liquids and natural gas realizations decreased earnings by $130 million. All other items, including the absence of prior year asset sales ($1.0 billion), unfavorable tax items and foreign exchange impacts, decreased earnings by a total of $1.6 billion.

On an oil-equivalent basis, production decreased 7.5% from the third quarter of 2011. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production decreased 2.9%.

Liquids production totaled 2,116 kbd (thousands of barrels per day), down 133 kbd from the third quarter of 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down 3.1%, as field decline was partially offset by project ramp-up in Angola and Nigeria.

Third quarter natural gas production was 11,061 mcfd (millions of cubic feet per day), down 1,136 mcfd from 2011.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 2.7%, due primarily to field decline.

Earnings from U.S. Upstream operations were $633 million, $551 million lower than the third quarter of 2011.  Non-U.S. Upstream earnings were $5,340 million, down $1,870 million from the prior year.

Downstream earnings were $3,190 million, up $1,611 million from the third quarter of 2011.  Downstream margins, mainly refining, increased earnings by $850 million, while volume and mix effects were essentially flat.  All other items, including higher gains on asset sales of $360 million, favorable foreign exchange effects, and lower operating expenses, increased earnings by $780 million.  Petroleum product sales of 6,105 kbd were 453 kbd lower than last year's third quarter due mainly to divestments and the Japan restructuring.

Earnings from the U.S. Downstream were $1,441 million, up $631 million from the third quarter of 2011.  Non-U.S. Downstream earnings of $1,749 million were $980 million higher than last year.

Chemical earnings of $790 million were $213 million lower than the third quarter of 2011.  Lower margins decreased earnings by $150 million.  All other items, mainly unfavorable foreign exchange effects, decreased earnings by $60 million.  Third quarter prime product sales of 5,947 kt (thousands of metric tons) were 285 kt lower than last year's third quarter due mainly to the Japan restructuring.

Corporate and financing expenses were $383 million for the third quarter of 2012, down $263 million from the third quarter of 2011, due mainly to favorable tax items.

During the third quarter of 2012, Exxon Mobil Corporation purchased 58 million shares of its common stock for the treasury at a gross cost of $5.1 billion.  These purchases included $5.0 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs.  Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the fourth quarter of 2012.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2012 vs. First Nine Months 2011

Earnings of $34,930 million in the first nine months of 2012 increased $3,270 million from 2011.  Earnings per share increased 16% to $7.50.

FIRST NINE MONTHS HIGHLIGHTS

•

Earnings were $34,930 million, up 10%.

•

Earnings per share increased 16% to $7.50.

•

Oil-equivalent production was down 6.2% from 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down 1.6%.

•

Cash flow from operations and asset sales was $49.8 billion, including proceeds associated with asset sales of $6.9 billion.

•

The Corporation distributed nearly $23 billion to shareholders in the first nine months of 2012 through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were a record $27.4 billion.

Upstream earnings for the first nine months of 2012 were $22,133 million, down $3,477 million from 2011.  Production volume and mix effects decreased earnings by $1.9 billion.  Liquids and natural gas realizations decreased earnings by $80 million.  All other items, including higher operating expenses and unfavorable tax effects, reduced earnings by $1.5 billion.

On an oil-equivalent basis, production was down 6.2% compared to the same period in 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down 1.6%.

Liquids production of 2,179 kbd decreased 153 kbd compared with 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down 1.8%, as field decline was partly offset by project ramp-up in Angola and Nigeria.

Natural gas production of 12,249 mcfd decreased 739 mcfd from 2011.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 1.3%, as field decline was partially offset by higher demand and lower downtime.

Earnings from U.S. Upstream operations for 2012 were $2,321 million, down $1,591 million from 2011.  Earnings outside the U.S. were $19,812 million, down $1,886 million.

Downstream earnings of $11,422 million in the first nine months of 2012 increased $7,388 million from 2011.  Higher refining margins increased earnings by $1.4 billion, while volume and mix effects increased earnings by $140 million.  All other items increased earnings by $5.8 billion due primarily to a $5.3 billion gain associated with the Japan restructuring and other divestment gains.  Petroleum product sales of 6,197 kbd decreased 189 kbd from 2011 due mainly to divestments and the Japan restructuring.

U.S. Downstream earnings were $2,878 million, up $640 million from 2011.  Non-U.S. Downstream earnings were $8,544 million, an increase of $6,748 million from last year.

Chemical earnings of $2,940 million for the first nine months of 2012 were $900 million lower than 2011.  Margins decreased earnings by $920 million.  Volume and mix effects lowered earnings by $60 million.  All other items increased earnings by $80 million, as a $630 million gain associated with the Japan restructuring was mostly offset by unfavorable foreign exchange effects and higher operating expenses.  Prime product sales of 18,256 kt were down 479 kt from 2011.

Corporate and financing expenses were $1,565 million for the first nine months of 2012, down $259 million from 2011 due primarily to the Japan restructuring.

Gross share purchases through the first nine months of 2012 were $15.8 billion, reducing shares outstanding by 185 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on November 1, 2012.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2011 Form 10-K.  Completion of pending acquisitions will depend on the terms and timing of government approvals and other conditions to closing contained in the applicable agreements.  We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods. Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2012
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2012	2011	2012	2011
Earnings / Earnings Per Share

Total revenues and other income	115,706	125,330	367,122	364,820
Total costs and other deductions	98,386	106,650	306,096	308,604
Income before income taxes	17,320	18,680	61,026	56,216
Income taxes	7,394	8,009	23,647	23,734
Net income including noncontrolling interests	9,926	10,671	37,379	32,482
Net income attributable to noncontrolling interests	356	341	2,449	822
Net income attributable to ExxonMobil (U.S. GAAP)	9,570	10,330	34,930	31,660

Earnings per common share (dollars)	2.09	2.13	7.50	6.46

Earnings per common share
- assuming dilution (dollars)	2.09	2.13	7.50	6.45

Other Financial Data

Dividends on common stock
Total	2,622	2,277	7,500	6,773
Per common share (dollars)	0.57	0.47	1.61	1.38

Millions of common shares outstanding
At September 30			4,559	4,793
Average - assuming dilution	4,597	4,843	4,657	4,908

ExxonMobil share of equity at September 30			166,713	155,939
ExxonMobil share of capital employed at September 30			183,620	176,586

Income taxes	7,394	8,009	23,647	23,734
Sales-based taxes	8,137	8,484	24,657	25,013
All other taxes	8,652	11,084	29,891	32,575
Total taxes	24,183	27,577	78,195	81,322

ExxonMobil share of income taxes of
equity companies	1,353	1,418	4,499	4,307

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2012
(millions of dollars)
	Third Quarter		Nine Months
	2012	2011	2012	2011
Earnings (U.S. GAAP)
Upstream
United States	633	1,184	2,321	3,912
Non-U.S.	5,340	7,210	19,812	21,698
Downstream
United States	1,441	810	2,878	2,238
Non-U.S.	1,749	769	8,544	1,796
Chemical
United States	565	538	1,492	1,832
Non-U.S.	225	465	1,448	2,008
Corporate and financing	(383)	(646)	(1,565)	(1,824)
Net income attributable to ExxonMobil	9,570	10,330	34,930	31,660
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	0
Corporate total	0	0	0	0
Earnings Excluding Special Items
Upstream
United States	633	1,184	2,321	3,912
Non-U.S.	5,340	7,210	19,812	21,698
Downstream
United States	1,441	810	2,878	2,238
Non-U.S.	1,749	769	8,544	1,796
Chemical
United States	565	538	1,492	1,832
Non-U.S.	225	465	1,448	2,008
Corporate and financing	(383)	(646)	(1,565)	(1,824)
Corporate total	9,570	10,330	34,930	31,660
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	13.4	14.9	42.9	44.6
Proceeds associated with asset sales	0.6	1.4	6.9	4.2
Cash flow from operations and asset sales	14.0	16.3	49.8	48.8

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2012

	Third Quarter		Nine Months
	2012	2011	2012	2011
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	397	405	414	421
Canada/South America	247	256	247	252
Europe	181	247	207	275
Africa	492	481	490	521
Asia	744	806	770	811
Australia/Oceania	55	54	51	52
Worldwide	2,116	2,249	2,179	2,332

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,712	3,917	3,847	3,888
Canada/South America	340	381	370	415
Europe	2,233	2,471	3,083	3,307
Africa	16	5	17	6
Asia	4,287	5,036	4,558	5,029
Australia/Oceania	473	387	374	343
Worldwide	11,061	12,197	12,249	12,988

Oil-equivalent production (koebd) [1]	3,960	4,282	4,220	4,497

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2012

	Third Quarter		Nine Months
	2012	2011	2012	2011
Refinery throughput (kbd)
United States	1,841	1,743	1,802	1,765
Canada	449	436	424	429
Europe	1,547	1,535	1,506	1,528
Asia Pacific	813	1,231	1,057	1,188
Other	279	287	284	292
Worldwide	4,929	5,232	5,073	5,202

Petroleum product sales (kbd)
United States	2,576	2,577	2,513	2,514
Canada	499	469	448	452
Europe	1,601	1,623	1,583	1,597
Asia Pacific	874	1,237	1,056	1,199
Other	555	652	597	624
Worldwide	6,105	6,558	6,197	6,386

Gasolines, naphthas	2,447	2,568	2,486	2,512
Heating oils, kerosene, diesel	1,897	2,013	1,969	1,998
Aviation fuels	495	532	469	493
Heavy fuels	502	628	520	595
Specialty products	764	817	753	788
Worldwide	6,105	6,558	6,197	6,386

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,342	2,280	7,003	6,858
Non-U.S.	3,605	3,952	11,253	11,877
Worldwide	5,947	6,232	18,256	18,735

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2012
(millions of dollars)

	Third Quarter		Nine Months
	2012	2011	2012	2011
Capital and Exploration Expenditures
Upstream
United States	1,960	2,172	7,044	8,327
Non-U.S.	6,288	5,580	17,676	15,761
Total	8,248	7,752	24,720	24,088
Downstream
United States	156	135	442	366
Non-U.S.	427	406	1,149	1,109
Total	583	541	1,591	1,475
Chemical
United States	110	76	279	197
Non-U.S.	240	245	752	925
Total	350	321	1,031	1,122

Other	2	6	14	62

Worldwide	9,183	8,620	27,356	26,747

Exploration expenses charged to income
included above
Consolidated affiliates
United States	105	68	291	180
Non-U.S.	387	657	1,092	1,470
Equity companies - ExxonMobil share
United States	2	2	3	7
Non-U.S.	5	1	15	4

Worldwide	499	728	1,401	1,661

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1]

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.